Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-284538

(To Prospectus dated February 14, 2025,

Prospectus Supplement dated February 14, 2025 and Product Supplement No. EQUITY MLI-2 dated February 14, 2025)

250,000 Units $10 principal amount per unit CUSIP No. 36272A169	Pricing Date Settlement Date Maturity Date	September 22, 2025 September 29, 2025 December 1, 2026

GS Finance Corp.

Medium-Term Notes, Series F

guaranteed by The Goldman Sachs Group, Inc.

Accelerated Return Notes® Linked to a Basket of Five Stocks

▪
Maturity of approximately fourteen months
▪
3-to-1 upside exposure to increases in the Basket, subject to a capped return of 33.50%
▪
1-to-1 downside exposure to decreases in the Basket, with 100% of your investment at risk
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The Basket is comprised of the Class A common stock of Alphabet Inc., the common stock of Broadcom Inc., the Class A common stock of Meta Platforms, Inc. (formerly Facebook, Inc.), the common stock of NVIDIA Corporation and the Class A common stock of Palantir Technologies Inc. (each, a “Basket Component”). Each Basket Component is given an equal weight.
▪
All payments occur at maturity and are subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes.
▪
No periodic interest payments
▪
Limited secondary market liquidity, with no exchange listing.

The notes are being issued by GS Finance Corp. (“GSFC”) and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. (“GSG”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-9 of this term sheet and page PS-7 of the accompanying product supplement, “Considerations Relating to Indexed Notes” beginning on page S-11 of the accompanying prospectus supplement and “Considerations Relating to Indexed Securities” beginning on page 101 of the accompanying prospectus.

The estimated value of your notes at the time the terms of your notes are set on the pricing date is equal to approximately $9.63 per $10 principal amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

________________________

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Note Prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

_________________________

	Per Unit	Total
Public offering price	$ 10.00	$2,500,000
Underwriting discount(1)	$ 0.125	$31,250
	$ 0.05	$12,500
Proceeds, before expenses, to GSFC	$ 9.825	$2,456,250

(1) The underwriting discount reflects a sales commission of $0.125 per note and a structuring fee of $0.05 per note.

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Goldman Sachs & Co. LLC

September 22, 2025

Accelerated Return Notes® Linked to a Basket of Five Stocks, due December 1, 2026

Summary

The Accelerated Return Notes® Linked to a Basket of Five Stocks, due December 1, 2026 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by GSG. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of GSFC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and the related guarantee will rank equally in right of payment with all of GSG’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of GSFC, as issuer, and GSG, as guarantor. The notes provide you a leveraged return, subject to a cap, if the Ending Value is greater than the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Market Measure, which is the basket described below (the “Basket”), subject to our and GSG’s credit risk. See “Terms of the Notes” below.

The Basket is comprised of the Class A common stock of Alphabet Inc., the common stock of Broadcom Inc., the Class A common stock of Meta Platforms, Inc. (formerly Facebook, Inc.), the common stock of NVIDIA Corporation and the Class A common stock of Palantir Technologies Inc. On the pricing date, each Basket Component is given an equal weight.

The economic terms of the notes are based upon certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These variables will influence the economic terms of the notes and the initial estimated value of the notes on the pricing date. In addition, the underwriting discount and costs incurred in creating, documenting and marketing the notes will reduce the economic terms of the notes and the initial estimated value of the notes on the pricing date. For more information, see “Risk Factors — Valuation- and Market-related Risks — The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by GS&Co.) is less than the public offering price of your notes.” on page TS-9 of this term sheet.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this term sheet, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this Note Prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this Note Prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this Note Prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.63 per $10 principal amount, which is less than the public offering price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $0.195 per $10 principal amount).

Prior to December 22, 2025, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through December 21, 2025). On and after December 22, 2025, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

Minimum Purchase Amount of Notes Offered Hereby

In connection with the initial offering of the notes, the minimum principal amount of notes that may be purchased by any investor is $100,000.

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to a Basket of Five Stocks, due December 1, 2026

Terms of the Notes
Company (Issuer):	GS Finance Corp. (“GSFC”)
Guarantor:	The Goldman Sachs Group, Inc. (“GSG”)
Term:	Approximately fourteen months.
Market Measure:

An equally weighted basket comprised of the Basket Components, as set forth in the table under “The Market Measure” below (each, a “Basket Component,” and collectively the “Basket Components”). For each Basket Component, its current Bloomberg ticker, current primary listing, Initial Component Weight, Closing Market Price on the Pricing Date, Component Ratio and Initial Basket Value Contribution are set forth in the table under “The Market Measure” below.

Principal Amount:

$10.00 per unit; $2,500,000 in the aggregate on the settlement date; the aggregate principal amount may be increased if the Company, at its sole option, decides to sell an additional amount on a date subsequent to the pricing date.

On the maturity date the Company will pay, for each $10 of the outstanding principal amount, an amount, if any, in cash equal to the Redemption Amount.

Redemption Amount:

On the maturity date the Company will pay, for each $10 of the outstanding principal amount, an amount, if any, in cash equal to:

▪
If the Ending Value is greater than the Starting Value:

▪
If the Ending Value is equal to or less than the Starting Value:

Starting Value:	100.00
Ending Value:

The sum of, for each Basket Component: the product of (i) the Closing Market Price of such Basket Component on the Final Calculation Day times (ii) the Price Multiplier of such Basket Component on the Final Calculation Day times (iii) the Component Ratio of such Basket Component. If a Market Disruption Event or non-Market Measure Business Day occurs as to any Basket Component on the scheduled Final Calculation Day, the Closing Market Price of that Basket Component will be determined as more fully described in the section entitled “Description of the Notes–Baskets—Value of the Basket” on page PS-41 of the accompanying product supplement.

Participation Rate:	300%
Capped Value:	$13.35 per unit, which represents a return of 33.50% over the principal amount.
Final Calculation Day/Maturity Valuation Period:	November 23, 2026, subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-25 of the accompanying product supplement.
Maturity Date:	December 1, 2026, subject to postponement as described beginning on page PS-25 of the accompanying product supplement.
Component Ratio:

With respect to each Basket Component, the quotient of (i) the product of (a) the Initial Component Weight for such Basket Component set forth in the table under “The Market Measure” below times (b) 100 divided by (ii) the Closing Market Price of such Basket Component on the pricing date, with the result rounded to eight decimal places.

Price Multiplier:	For each Basket Component, 1, subject to adjustments for certain corporate events relating to such Basket Component described beginning on page PS-35 of the accompanying product supplement.
Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page
Calculation Agent:	Goldman Sachs & Co. LLC. (“GS&Co.”), an affiliate of GSFC.
Authorized Denominations:	$10 or any integral multiple of $10 in excess thereof.
Overdue Principal Rate:	The effective Federal Funds rate.
Defeasance:	Not applicable.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to a Basket of Five Stocks, due December 1, 2026

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to a Basket of Five Stocks, due December 1, 2026

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This term sheet constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

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Product supplement no. EQUITY MLI-2 dated February 14, 2025:

https://www.sec.gov/Archives/edgar/data/886982/000095017025021518/baml_supplement_gs_2025_.htm

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Prospectus supplement dated February 14, 2025:

https://www.sec.gov/Archives/edgar/data/886982/000119312525027380/d891153d424b2.htm

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Prospectus dated February 14, 2025:
https://www.sec.gov/Archives/edgar/data/886982/000119312525027379/d860775d424b2.htm

These documents (together with this term sheet, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, GSG and this offering. Any prior or contemporaneous oral statement and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement.

The information in this term sheet supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this term sheet as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this term sheet, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3 dated March 22, 2021. References herein to “final calculation day” shall be deemed to refer to “determination date” in such master note no. 3, dated March 22, 2021.

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to a Basket of Five Stocks, due December 1, 2026

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
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You anticipate that the value of the Market Measure will increase moderately from the Starting Value to the Ending Value.
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You are willing to risk a loss of principal and a negative return on the notes if the value of the Market Measure decreases from the Starting Value to the Ending Value.
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You accept that the return on the notes will be capped.
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You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.
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You are willing to forgo dividends or other benefits of owning shares of the Basket Components.
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You are willing to accept a limited or no market for sales of the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and GSG’s actual and perceived creditworthiness, our credit spreads and fees and charges on the notes.
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You are willing to assume our credit risk, as issuer of the notes, and GSG’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

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You believe that the value of the Market Measure will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.
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You seek an uncapped return on your investment.
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You seek principal repayment or preservation of capital.
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You seek interest payments or other current income on your investment.
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You want to receive dividends or other distributions paid on the shares of the Basket Components.
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You seek an investment for which there will be a liquid secondary market.
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You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take GSG’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to a Basket of Five Stocks, due December 1, 2026

Hypothetical Payout Profile and Examples of Payments at Maturity

The below graph is based on hypothetical numbers and values.

Accelerated Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 300% and the Capped Value of $13.35 per unit. The green line reflects the return on the notes, while the dotted gray line reflects the return of a direct investment in the Basket Components, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and return based on the Starting Value of 100, the Participation Rate of 300%, the Capped Value of $13.35 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting return will depend on the actual Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

In addition, the following table and redemption amount calculation examples do not show that, in calculating the Ending Value, changes in the prices of one or more of the Basket Components may be offset by changes in the prices of one or more of the other Basket Components. See “Risk Factors — Structure-related Risks — If your notes are linked to a Basket, changes in the values of one or more of the Basket Components may be offset by changes in the values of one or more of the other Basket Components.” on page PS-8 of the accompanying product supplement.

For hypothetical historical values of the Basket, see “The Market Measure” section below. For recent actual prices of the Basket Components, see “The Basket Components” section below. All payments on the notes are subject to issuer and guarantor credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)	0.00%	$10.00	0.00%
102.00	2.00%	$10.60	6.00%
105.00	5.00%	$11.50	15.00%
111.17	11.17%	$13.35(2)	33.50%
115.00	15.00%	$13.35	33.50%
120.00	20.00%	$13.35	33.50%
130.00	30.00%	$13.35	33.50%
140.00	40.00%	$13.35	33.50%
150.00	50.00%	$13.35	33.50%
160.00	60.00%	$13.35	33.50%
(1)
The Starting Value was set to 100.00 on the pricing date.
(2)
The Redemption Amount per unit cannot exceed the Capped Value.

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to a Basket of Five Stocks, due December 1, 2026

Redemption Amount Calculation Examples

Example 1
The Ending Value is 80.00, or 80.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 80.00

Example 2
The Ending Value is 102.00, or 102.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 102.00
= $10.60 Redemption Amount per unit
Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 130.00
= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $13.35 per unit

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to a Basket of Five Stocks, due December 1, 2026

Risk Factors

An investment in your notes is subject to the risks described below, as well as the risks and considerations described under “Risk Factors” beginning on page PS-7 of the accompanying product supplement, “Considerations Relating to Indexed Notes” beginning on page S-11 of the accompanying prospectus supplement and “Considerations Relating to Indexed Securities” beginning on page 101 of the accompanying prospectus. You should carefully review these risks and considerations as well as the more detailed explanation of risks described in the accompanying prospectus, the accompanying prospectus supplement and the accompanying product supplement. You should also review the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying product supplement. Your notes are a riskier investment than ordinary debt securities. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes. Also, your notes are not equivalent to investing directly in the Basket Components.

Structure-related Risks

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There is no fixed principal repayment amount on the notes at maturity. If the Ending Value is less than the Starting Value, you will lose up to 100% of the principal amount.
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Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Basket Components.
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Payments on the notes will not reflect changes in the value of the Market Measure other than on the Final Calculation Day. As a result, even if the value of the Market Measure increases during the term of the notes, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Starting Value on the Final Calculation Day, even if the value of the Market Measure was always greater than the Starting Value prior to such Final Calculation Day.
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Changes in the prices of one or more of the Basket Components may be offset by changes in the prices of one or more of the other Basket Components.
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Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
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Payments on the notes are subject to the credit risk of GSFC, as issuer, and the credit risk of GSG, as guarantor, and any actual or perceived changes in our or GSG’s creditworthiness are expected to affect the value of the notes. If we and GSG become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

Valuation- and Market-related Risks

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The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by GS&Co.) is less than the public offering price of your notes. The public offering price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Notes”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GSFC, as issuer, the creditworthiness of GSG, as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the pricing date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “Risk Factors — Valuation- and Market-related Risks — The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.” on page PS-11 of the accompanying product supplement.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the pricing date and the public offering price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on

Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to a Basket of Five Stocks, due December 1, 2026

what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of GSG. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Risk Factors — Valuation- and Market-related Risks — Your notes may not have an active trading market.” on page PS-11 of the accompanying product supplement.

▪
A trading market is not expected to develop for the notes. None of us, GSG, GS&Co. or MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

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Our hedging and trading activities (including trades in shares of the Basket Components) and any hedging and trading activities we, GSG, GS&Co., MLPF&S or our other or their affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.
▪
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

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The issuers of the Basket Components (the “Underlying Companies”) will have no obligations relating to the notes, and none of us, GSG, GS&Co. or MLPF&S will perform any due diligence procedures with respect to any Underlying Company in connection with this offering.
▪
You will have no rights of a holder of the Basket Components and you will not be entitled to receive shares of the Basket Components or dividends or other distributions by the Underlying Companies.
▪
While we, GSG, GS&Co., MLPF&S and our other or their affiliates may from time to time own securities of the Underlying Company, we, GSG, GS&Co., MLPF&S and our other or their affiliates do not control the Underlying Company, and have not verified any disclosure made by the Underlying Company.
▪
Payments on the notes will not be adjusted for all corporate events that could affect the Basket Components. See “Description of the Notes— Anti-Dilution Adjustments Relating to Underlying Stocks” beginning on page PS-35 of the accompanying product supplement.

Tax-related Risks

▪
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-46 of the accompanying product supplement.

Additional Risk Factors

Additional Market Measure-related Risks

Palantir Technologies Inc. (“PLTR”) has limited actual historical information. PLTR commenced trading on the Nasdaq Stock Market LLC recently. Because PLTR is of recent origin and limited actual historical performance data exists with respect to it, your investment in the notes may involve a greater risk than investing in notes linked to underlying stocks with a more established record of performance.

Accelerated Return Notes®	TS-10

Accelerated Return Notes® Linked to a Basket of Five Stocks, due December 1, 2026

The Market Measure

The Basket Components are described in the section “The Basket Components” below. Each Basket Component was assigned an Initial Component Weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes—Baskets” beginning on page PS-39 of the accompanying product supplement.

On the pricing date, for each Basket Component, its Initial Component Weight, Closing Market Price, Component Ratio and Initial Basket Value Contribution would be as follows:

Basket Component	Current Bloomberg Ticker	Current Primary Listing	Initial Component Weight	Closing Market Price(1)	Component Ratio(2)	Initial Basket Value Contribution
the Class A common stock of Alphabet Inc.	GOOGL UW	Nasdaq Global Select Market	20.00%	$252.53	0.07919851	20.00
the common stock of Broadcom Inc.	AVGO UW	Nasdaq Global Select Market	20.00%	$338.79	0.05903362	20.00
the Class A common stock of Meta Platforms, Inc. (formerly Facebook, Inc.)	META UW	Nasdaq Stock Market LLC	20.00%	$765.16	0.02613832	20.00
the common stock of NVIDIA Corporation	NVDA UW	Nasdaq Global Select Market	20.00%	$183.61	0.10892653	20.00
the Class A common stock of Palantir Technologies Inc.	PLTR UW	Nasdaq Stock Market LLC	20.00%	$179.33	0.11152624	20.00
					Starting Value	100.00

(1) These were the Closing Market Prices of the Basket Components on the pricing date.

(2) Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Component on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the Ending Value as described under “Terms of the Notes—Ending Value” on page TS-3 above.

Accelerated Return Notes®	TS-11

Accelerated Return Notes® Linked to a Basket of Five Stocks, due December 1, 2026

Hypothetical Historical Values of the Market Measure

Because the Market Measure is a newly created basket and its value will begin to be calculated only on the pricing date, there is no actual historical information about the values of the Market Measure as of the date of this term sheet. Therefore, the hypothetical values of the Market Measure provided in the graph below were calculated from publicly available historical Closing Market Prices of each Basket Component.

The following graph is based on the hypothetical values of the Market Measure for the period from September 30, 2020 through September 22, 2025, assuming that the hypothetical value of the Market Measure was 100 on September 30, 2020. We derived the hypothetical values of the Market Measure based on the method to calculate the value of the Market Measure as described in this term sheet and on actual Closing Market Prices of the relevant Basket Components on the relevant date. The hypothetical value of the Market Measure has been normalized such that its hypothetical value on September 30, 2020 was 100. As noted in this term sheet, the Starting Value was set at 100 on the pricing date. The value of the Market Measure can increase or decrease due to changes in the prices of the Basket Components. The hypothetical values of the Market Measure begin at September 30, 2020 because one of the Basket Components, Palantir Technologies Inc., has available historical data only from September 30, 2020.

Hypothetical Historical Performance of the Market Measure

Accelerated Return Notes®	TS-12

Accelerated Return Notes® Linked to a Basket of Five Stocks, due December 1, 2026

The Basket Components

The table set forth under “The Market Measure” above lists the Basket Components and related information, including their corresponding current Bloomberg tickers, current primary listings, Initial Component Weights, Closing Market Prices on the pricing date, Component Ratios and Initial Basket Value Contributions. The Closing Market Price and Component Ratio of each Basket Component will not be determined until the pricing date.

Where Information About the Underlying Companies Can Be Obtained

The Basket Components are registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed by the Underlying Companies with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is sec.gov.

Information about the Underlying Companies may also be obtained from other sources such as press releases, newspaper articles and other publicly available documents.

Neither we, GSG, GS&Co., MLPF&S nor our other or their affiliates make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the Underlying Companies with the SEC.

We Obtained the Information About the Underlying Companies From the Underlying Companies’ Public Filings

This term sheet relates only to your note and does not relate to the Basket Components or other securities of the Underlying Companies. We have derived all information about the Underlying Companies in this term sheet from the publicly available information referred to in the preceding subsection. Neither we, GSG, GS&Co., MLPF&S nor our other or their affiliates have participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the Underlying Companies in connection with the offering of your note. Furthermore, we do not know whether all events occurring before the date of this term sheet — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the Basket Components — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the Underlying Companies could affect the value you will receive at maturity and, therefore, the market value of your note.

Neither we, GSG, GS&Co., MLPF&S nor our other or their affiliates make any representation to you as to the performance of the Basket Components.

We, GSG, GS&Co., MLPF&S or our other or their affiliates may currently or from time to time engage in business with the Underlying Companies, including making loans to or equity investments in the Underlying Companies or providing advisory services to the Underlying Companies, including merger and acquisition advisory services. In the course of that business, we, GSG, GS&Co., MLPF&S or our other or their affiliates may acquire non-public information about the Underlying Companies and, in addition, one or more of us, GSG, GS&Co., MLPF&S or our other or their affiliates may publish research reports about the Underlying Companies. As an investor in a note, you should undertake such independent investigation of the Underlying Companies as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

Accelerated Return Notes®	TS-13

Accelerated Return Notes® Linked to a Basket of Five Stocks, due December 1, 2026

Historical Closing Market Prices of the Basket Components

The Closing Market Prices of the Basket Components have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the Basket Components have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the Closing Market Prices of any Basket Components during the period shown below is not an indication that such Basket Components are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical prices of a Basket Component as an indication of the future performance of a Basket Component, including because of the recent volatility described above. We cannot give you any assurance that the future performance of any Basket Component will result in you receiving the outstanding principal amount of your notes on the maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the Basket Components. Before investing in the offered notes, you should consult publicly available information to determine the relevant prices of the Basket Components between the date of this term sheet and the date of your purchase of the notes and, given the recent volatility described above, you should pay particular attention to recent prices of the Basket Components. The actual performance of a Basket Component over the life of the offered notes, as well as the Redemption Amount, may bear little relation to the historical Closing Market Prices shown below.

The graphs below, except where otherwise indicated, show the daily historical Closing Market Prices of each Basket Component from January 1, 2015 through September 22, 2025, adjusted for corporate events, if applicable. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities. We obtained the Closing Market Prices in the graphs below from Bloomberg Financial Services, without independent verification.

Alphabet Inc.

According to publicly available information, Alphabet Inc. is a collection of businesses — the largest of which is Google. On October 2, 2015, Alphabet Inc. became the successor SEC registrant to, and parent holding company of, Google Inc. in connection with a holding company reorganization. Information filed with the SEC by the Underlying Company under the Exchange Act can be located by referencing its SEC file number 001-37580. In the graph, the vertical solid line marker reflects the date Alphabet Inc. became the successor SEC registrant to Google Inc. The daily historical closing prices for Alphabet Inc. in the graph below have been adjusted for a 20-for-1 stock split that became effective before the market open on July 15, 2022. On September 22, 2025, the Closing Market Price of the common stock of Alphabet Inc. was $252.53.

Historical Performance of Alphabet Inc. – Class A

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Accelerated Return Notes®	TS-14

Accelerated Return Notes® Linked to a Basket of Five Stocks, due December 1, 2026

Broadcom Inc.

According to publicly available information, Broadcom Inc. designs, develops and supplies a broad range of semiconductor and infrastructure software solutions. Information filed with the SEC by the Underlying Company under the Exchange Act can be located by referencing its SEC file number 001-38449. The daily historical closing prices for Broadcom Inc. in the graph below have been adjusted for a 10-for-1 stock split that became effective before the market open on July 15, 2024. On September 22, 2025, the Closing Market Price of the common stock of Broadcom Inc. was $338.79.

Historical Performance of Broadcom Inc.

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Accelerated Return Notes®	TS-15

Accelerated Return Notes® Linked to a Basket of Five Stocks, due December 1, 2026

Meta Platforms, Inc. (formerly Facebook, Inc.)

According to publicly available information, Meta Platforms, Inc. (formerly Facebook, Inc.) builds products that enable people to connect and share with friends and family through mobile devices, personal computers, virtual reality and mixed reality headsets, augmented reality and wearables. On June 9, 2022, Meta Platforms, Inc. began trading under the ticker symbol “META” on the Nasdaq Global Select Market. Prior to June 9, 2022, Meta Platforms, Inc. traded under the ticker symbol “FB”. Information filed with the SEC by the Underlying Company under the Exchange Act can be located by referencing its SEC file number 001-35551. On September 22, 2025, the Closing Market Price of the common stock of Meta Platforms, Inc. (formerly Facebook, Inc.) was $765.16.

Historical Performance of Meta Platforms, Inc. (formerly Facebook, Inc.)

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Accelerated Return Notes®	TS-16

Accelerated Return Notes® Linked to a Basket of Five Stocks, due December 1, 2026

NVIDIA Corporation

According to publicly available information, NVIDIA Corporation is a full-stack computing infrastructure company with data-center-scale offerings. Information filed with the SEC by the Underlying Company under the Exchange Act can be located by referencing its SEC file number 000-23985. The daily historical closing prices for NVIDIA Corporation in the graph below have been adjusted for a 4-for-1 stock split that became effective before the market open on July 20, 2021 and a 10-for-1 stock split that became effective before the market open on June 10, 2024. On September 22, 2025, the Closing Market Price of the common stock of NVIDIA Corporation was $183.61.

Historical Performance of NVIDIA Corporation

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Accelerated Return Notes®	TS-17

Accelerated Return Notes® Linked to a Basket of Five Stocks, due December 1, 2026

Palantir Technologies Inc.

According to publicly available information, Palantir Technologies Inc. builds software that empowers organizations to integrate their data, decisions, and operations at scale. Information filed with the SEC by the Underlying Company under the Exchange Act can be located by referencing its SEC file number 001-39540. The graph below shows the daily historical Closing Market Prices of Palantir Technologies Inc. from the completion of its initial public offering on September 30, 2020 through September 22, 2025, adjusted for corporate events, if applicable. On September 22, 2025, the Closing Market Price of the Class A common stock of Palantir Technologies Inc. was $179.33.

Historical Performance of Palantir Technologies Inc.

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Accelerated Return Notes®	TS-18

Accelerated Return Notes® Linked to a Basket of Five Stocks, due December 1, 2026

Supplement to the Plan of Distribution; Conflicts of Interest

See “Supplemental Plan of Distribution” on page PS-43 of the accompanying product supplement and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus. GSFC estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $10,000.

GSFC will sell to GS&Co., and GS&Co. will purchase from GSFC, the aggregate principal amount of the offered notes specified on the front cover of this term sheet. MLPF&S will purchase the notes from GS&Co. for resale, and will receive a discount in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet. MLPF&S will offer the notes at the public offering price set forth on the cover page hereto. GS&Co. is an affiliate of GSFC and GSG and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of MLPF&S has an ownership interest in LFT Securities, LLC.

In connection with the initial offering of the notes, the minimum principal amount of notes that may be purchased by any investor is $100,000.

We will deliver the notes against payment therefor in New York, New York on the settlement date set forth on the cover page of this term sheet. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

The value of the notes shown on your account statement will be based on GS&Co.’s estimate of the value of the notes if GS&Co. were to make a market in the notes, which they are not obligated to do. That estimate will be based upon the price that GS&Co. may pay for the notes in light of then-prevailing market conditions and other considerations as described under “Risk Factors — Valuation- and Market-related Risks — The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by GS&Co.) is less than the public offering price of your notes.” on page TS-9 of this term sheet.

Accelerated Return Notes®	TS-19

Accelerated Return Notes® Linked to a Basket of Five Stocks, due December 1, 2026

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Market Measure. The related guarantees are GSG’s obligations. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our and GSG’s actual or perceived creditworthiness at the time of pricing. The economic terms of the notes are based upon certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These variables will influence the economic terms of the notes and the initial estimated value of the notes on the pricing date. In addition, the underwriting discount and costs incurred in creating, documenting and marketing the notes will reduce the economic terms of the notes and the initial estimated value of the notes on the pricing date.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Market Measure and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we have entered into, or expect to enter into, certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of our other affiliates. The terms of these hedging arrangements may take into account a number of factors, including our and GSG’s creditworthiness, interest rate movements, the volatility of the Market Measure, the tenor of the notes and the tenor of the hedging arrangements. See “Hedging” on page PS-22 in the accompanying product supplement for additional information.

For further information, see “Risk Factors—Valuation- and Market-related Risks” and “—Conflict-related Risks” beginning on page PS-10 and PS-13, respectively, and “Use of Proceeds” on page PS-22 of the accompanying product supplement.

Accelerated Return Notes®	TS-20

Accelerated Return Notes® Linked to a Basket of Five Stocks, due December 1, 2026

Validity of the Notes and Guarantee

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this term sheet have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 27, 2025, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 27, 2025.

Accelerated Return Notes®	TS-21

Accelerated Return Notes® Linked to a Basket of Five Stocks, due December 1, 2026

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

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There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
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You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Market Measure.
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No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.
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Upon receipt of a cash payment at maturity or upon a sale or exchange, a U.S. Holder generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year.
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Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-46 of the accompanying product supplement.

Where You Can Find More Information

We and GSG have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and GSG have filed with the SEC, for more complete information about us, GSG and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov or, alternatively, by calling MLPF&S toll-free at 1-800-294-1322.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

Accelerated Return Notes®	TS-22